Exhibit 10.5

Restricted Stock Award

     WHEREAS, as an incentive to retain the services of                           the Company desires to grant                                                (            ) restricted shares of the Common Stock of the Company under the Company’s 2002 Director & Officer Long-Term Incentive Plan;

     NOW, THEREFORE, BE IT RESOLVED, that the Company issue to                                                     (            ) restricted shares of the Common Stock of the Company, $1.00 par value per share (“Restricted Shares”) under the Company’s 2002 Director & Officer Long-Term Incentive Plan (“Plan”), all of which shares are to vest on                in the year         , subject to continued employment with the Company;

     RESOLVED FURTHER, that if                                  voluntarily terminates his employment with the Company or the Company terminates his employment for cause, as defined in the Plan, the Restricted Shares shall be forfeited to the Company to become treasury shares of the Company;

      RESOLVED FURTHER, that in the event                                  does not remain employed by the Company due to his disability, his death or his employment is terminated by the Company other than for cause, all Restricted Shares shall immediately vest;

     RESOLVED FURTHER, that pending vesting of the Restricted Shares,                                  shall be entitled to dividends paid with respect to the Restricted Shares;

     RESOLVED FURTHER, that the Restricted Shares shall be issued pursuant to the Plan of the Company and are subject to and governed by the additional terms and conditions of that Plan, including (without limitation) the change of control provisions of Section 16 of the Plan;

     RESOLVED FURTHER, that when the Restricted Shares are issued and delivered to                                 , they shall be fully paid and non-assessable and subject to the conditions described above;